  As filed with the Securities and Exchange Commission on December 16, 1997
                                            Registration Statement No. 333-34241


                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ----------------------


                                POST-EFFECTIVE

                               AMENDMENT NO. 1
                                      TO
                                   FORM S-3
                            ----------------------

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                      SECURITY DYNAMICS TECHNOLOGIES, INC.
             (Exact Name of Registrant as Specified in Its Charter)
                             ----------------------

            DELAWARE                                   04-2916506
  (State or Other Jurisdiction           (I.R.S. Employer Identification Number)
of Incorporation or Organization)


                                 20 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                (781) 687-7000
                        (Address, including zip code, and
                     telephone number, including area code,
                            of registrant's principal
                               executive offices)
                             ----------------------



                             CHARLES R. STUCKEY, JR.
                             CHAIRMAN OF THE BOARD,
                      PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      SECURITY DYNAMICS TECHNOLOGIES, INC.
                                 20 CROSBY DRIVE
                          BEDFORD, MASSACHUSETTS 01730
                                 (781) 687-7000
                     (Name, address, including zip code, and
                     telephone number, including area code,
                              of agent for service)


                                    COPY TO:

                             HAL J. LEIBOWITZ, ESQ.
                                HALE AND DORR LLP
                                 60 STATE STREET
                           BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

         APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE HEREOF.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] ________.

         If delivery of the Prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), SHALL DETERMINE.

                                                           Subject to Completion
                                                               December 16, 1997


PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                                 396,387 Shares


                      SECURITY DYNAMICS TECHNOLOGIES, INC.

                                  Common Stock



         The 396,387 shares of common stock, $.01 par value per share (the "Common Stock"), of Security Dynamics Technologies, Inc. (the "Company") covered by this Prospectus are issued and outstanding shares which may be offered and sold, from time to time, by or on behalf of Peter C. Loux, Khris Loux and The Peter C. Loux Charitable Remainder Unitrust, stockholders of the Company (the "Selling Stockholders"). The shares of Common Stock covered by this Prospectus (the "Shares") were issued to the Selling Stockholders on July 15, 1997 in connection with the acquisition (the "DynaSoft Acquisition") by the Company of DynaSoft AB ("DynaSoft"). Pursuant to the terms of a Registration Rights Agreement between the Company and the Selling Stockholders, the Company agreed to register the Shares under the Securities Act of 1933, as amended (the "Securities Act"), and to use its best efforts to cause the Registration Statement of which the Prospectus constitutes a part to be declared and remain effective until the earlier of (i) such time as all of the Shares have been sold by the Selling Stockholders, or (ii) July 15, 1998. The Selling Stockholders have advised the Company that they propose to sell, from time to time, all or part of the Shares covered by this Prospectus on the Nasdaq National Market, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. See "Plan of Distribution."

         The Company will not receive any of the proceeds from the sale of Shares covered by this Prospectus. The Company will bear all expenses incurred in effecting the registration of such Shares, including all registration and filing fees, "blue sky" fees, printing expenses and all legal fees of one counsel to the Selling Stockholders, but excluding underwriting discounts and selling commissions, if any, applicable to the sale of the Shares. The Company and the Selling Stockholders have agreed to certain indemnification arrangements with respect to the Shares offered hereby. See "Plan of Distribution."


         The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SDTI." On December 15, 1997, the closing sale price of the Common Stock on the Nasdaq National Market was $33.8125 per share.


         All financial information in this Prospectus has been restated to include the results of DynaSoft for all periods presented.


                 THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE
                OF RISK. SEE "RISK FACTORS" BEGINNING ON PAGE 4.


          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
              OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO
                       THE CONTRARY IS A CRIMINAL OFFENSE.



                The date of this Prospectus is December __, 1997

                              AVAILABLE INFORMATION


         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information filed by the Company with the Commission pursuant to the informational requirements of the Exchange Act may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The Common Stock of the Company is traded on the Nasdaq National Market. Reports and other information concerning the Company may be inspected at the Nasdaq National Market, 1735 K Street, N.W., Washington, D.C. 20006.


         The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act with respect to the shares of Common Stock offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Shares, reference is made to the Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement, including all exhibits and schedules thereto, may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates. As used in this Prospectus, the term "the Company" refers to Security Dynamics Technologies, Inc. ("SDI") and its subsidiaries, including without limitation RSA Data Security, Inc. ("RSA") and DynaSoft, unless the context otherwise requires.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by the Company with the Commission are incorporated herein by reference:

                  (i) The Company's Annual Report on Form 10-K for the year ended December 31, 1996;

                  (ii) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

                  (iii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997;


                  (iv) The Company's Current Report on Form 8-K, dated July 15, 1997, including the amendments thereto on Form 8-K/A filed with the Commission on July 31, 1997 and August 4, 1997;



                  (v) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;



                  (vi) The Company's current Report on Form 8-K, dated December 16, 1997; and

                  (vii) The description of the Common Stock contained in the Company's Registration Statement on Form 8-A, as filed with the Commission on November 15, 1994.


         All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Common Stock registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

         The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically incorporated by reference into such documents). All such requests shall be directed to: Security Dynamics Technologies, Inc., 20 Crosby Drive, Bedford, Massachusetts 01730, Attention: Investor Relations, telephone: (781) 687-7000.

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

         Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                  RISK FACTORS

         This Prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects" and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those indicated by such forward-looking statements as a result of certain of the risk factors set forth below and elsewhere in this Prospectus. In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered by this Prospectus.

         Dependence on Principal Products. The Company currently derives substantially all of its revenue from sales of its enterprise network and data security products, the licensing of encryption security software components ("encryption engines") and the provision of related services, and existing and new versions of such products are expected to continue to represent a high percentage of the Company's revenue for the foreseeable future. As a result, any factor adversely affecting sales of these products and services, or any factor impeding or delaying the Company's ability to diversify its product offerings to lessen its dependency on those products, would have a material adverse effect on the Company's financial condition and results of operations.


         Risks Associated with Enterprise Network and Data Security Market. The rapid development of enterprise-wide and remote computing as well as increased use of the Internet, intranets and extranets has enhanced the ability of users to access proprietary information and resources and has in recent years increased demand for enterprise network and data security products. Declines in demand for the Company's products, whether as a result of competition, technological change, the public's perception of the need for security products, developments in the hardware and software environments in which these products operate, general economic conditions or other factors, could have a material adverse effect on the Company's financial condition or results of operations.


         A well-publicized actual or perceived breach of enterprise network or data security could trigger a heightened awareness of computer abuse, resulting in an increased demand for security products such as those offered by the Company. Similarly, an actual or perceived breach of enterprise network or data security at one of the Company's customers, regardless of whether such breach is attributable to the Company's products, could adversely affect the market's perception of the Company and the Company's financial condition or results of operations. In addition, although the effectiveness of the Company's identification and authentication products is not dependent upon the secrecy of its proprietary algorithm, the public disclosure or "breaking" of this algorithm could result in a perception of breached security which could have an adverse effect on the Company's financial condition or results of operations.


         In February 1997, the Company announced its Enterprise Security Services ("ESS"), a framework designed to deliver enterprise-wide security solutions to businesses. As part of the ESS framework, the Company intends to introduce products and form partnerships that are expected to enable delivery of security services such as certificate management, key management and privilege management. There can be no assurance, however, that the certificate management, key management and privilege management technologies under consideration by the Company will be adopted by the marketplace, that the Company will find appropriate partners for developing and marketing its products or that the Company will successfully market any products developed as part of the ESS framework.


         Technological Change and New Products. The market for security products, especially in the Internet, intranet and extranet markets, is characterized by rapidly changing technology, emerging and evolving industry standards, new product introductions, relatively short product life cycles and rapid and constant changes in customer requirements and preferences. To the extent that specific methods other than those employed by the Company are adopted as standards for implementing enterprise network and data security, sales of the Company's existing and planned products in those market segments may be adversely impacted, which could have a material adverse effect on the Company's financial condition or results of operations. The Company's future success will depend in part upon its customers' and end users' demand for enterprise network and data security products and upon the Company's ability, on a timely and cost-effective basis, to enhance its existing products and to introduce new products with features that meet changing customer requirements and with competitive prices. There can be no assurance that the Company will be successful in doing so. Delays in product enhancement and development or the failure of the Company's new products or enhancements to gain market acceptance would have a material adverse effect on the Company's financial condition and results of operations. Despite testing, new products may be affected by quality, reliability or security failure problems, which could result in returns, delays in collecting accounts receivable, unexpected service or warranty expenses, reduced orders and a decline in the Company's competitive position.

         Software products may also contain undetected errors or bugs when first introduced or as new versions are released, and software products or media may contain undetected viruses. Errors or bugs may also be present in software licensed by the Company from third parties and incorporated into the Company's products. Errors, bugs or viruses may result in loss of or delay in market acceptance, recalls of hardware products incorporating the software or loss of data. Delays or difficulties associated with new product introductions or product enhancements could have a material adverse effect on the Company's financial condition or results of operations.


         Potential Fluctuations in Quarterly Performance; Seasonality. The Company's quarterly operating results may vary significantly depending on a number of factors, including the timing of the introduction or enhancement of products by the Company or its competitors, the sizes, timing and shipment of individual orders, market acceptance of new products, seasonality of revenue, customer order deferrals in anticipation of new products, changes in the Company's operating expenses, personnel changes, foreign currency exchange rates, mix of products sold, changes in product pricing, development of the Company's direct and indirect distribution channels and general economic conditions. There can be no assurance that the Company will be able to grow or sustain its profitability on a quarterly basis. Because the Company's operating expenses are based on anticipated revenue levels and a high percentage of the Company's expenses are fixed, a small variation in the time of recognition of revenue can cause significant variations in operating results from quarter to quarter.


         The Company has experienced, and may experience in the future, significant seasonality in its business, and the Company's financial condition or results of operations may be affected by such trends in the future. Revenue has historically increased at higher rates in the last quarter of the year and at lower rates in the next succeeding quarter. The Company believes that revenue tends to increase at higher rates in the last quarter due to the Company's quota-based compensation plans, year-end budgetary pressures on the Company's customers and the tendency of certain of the Company's customers to implement changes in enterprise network or data security prior to the end of the calendar year. In addition, revenue tends to increase at lower rates in the summer months, particularly in Europe, when businesses defer purchase decisions.


         Risks Relating to Cryptographic Technology. Any significant advance in techniques for attacking cryptographic systems could render some or all of RSA's existing products obsolete or unmarketable. RSA's cryptographic systems depend in part on the application of certain mathematical principles. The security afforded by RSA's encryption products is predicated on the assumption that the "factoring" of the composite of large prime numbers is difficult. Should an "easy factoring method" be developed, then the security afforded by RSA's encryption products would be reduced or eliminated. There can be no assurance that such a development will not occur. Moreover, even if no breakthroughs in factoring are discovered, factoring problems can theoretically be solved by a computer system significantly faster and more powerful than those presently available. If such improved techniques for attacking cryptographic systems are ever developed, it could have a material adverse impact on the Company's business or results of operations.


         Management of Growth. The Company is currently experiencing a period of rapid growth that could place a significant strain on its management and other resources. A component of the Company's business strategy is to seek the acquisition of businesses, products and technologies that complement or augment the Company's existing businesses, products and technologies. Acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to complete future acquisitions or that the Company will be able to successfully integrate any acquired business. In order to finance such acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financings, may result in dilution to the Company's stockholders. There can be no assurance that the Company will be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The Company's ability to manage its growth and integrate any newly acquired entities will require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to identify, hire and retain key personnel and its results of operations could be materially and adversely affected.

         Challenges of DynaSoft Integration. On July 15, 1997, the Company acquired DynaSoft, a leading provider of security solutions for protecting access to corporate information and applications. Achieving the anticipated benefits of the DynaSoft Acquisition will depend in part upon whether the integration of DynaSoft's business is accomplished in an efficient and effective manner, and there can be no assurance that this will occur. The combination of the two companies will require, among other things, integration of the companies' respective product offerings and coordination of their sales and marketing and research and development efforts. There can be no assurance that such integration will be accomplished smoothly or successfully. The difficulties of such integration may be increased by the necessity of coordinating geographically separated organizations. The integration of certain operations will require the dedication of management resources which may temporarily distract attention from the day-to-day business of the combined company. The inability of management to successfully integrate the operations of the two companies could have a material adverse effect on the business and results of operations of the Company.



         The Company recognized approximately $7.0 million of expenses during the third quarter of 1997, the quarter in which the DynaSoft Acquisition was consummated, to reflect direct transaction costs, primarily for investment banking, legal and accounting fees, and costs associated with combining the operations of the two companies. Additional unanticipated expenses may be incurred relating to the integration of the businesses of the Company and DynaSoft, including the integration of certain product lines and distribution and administrative functions.


         Dependence on Proprietary Technology. The Company's success and ability to compete is dependent in part upon its proprietary technology. The Company relies on a combination of patent, trade secret, copyright and trademark laws, software licenses, nondisclosure agreements and technical measures to establish and protect its proprietary technology. The Company generally enters into confidentiality and/or license agreements with its employees, distributors and strategic partners as well as with its customers and potential customers seeking proprietary information, and limits access to and distribution of its software, documentation and other proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation or independent third-party development of its technology.


         The Company's 15 issued U.S. patents expire at various dates ranging from 2005 to 2016. Upon expiration of the Company's patents, competitors may develop and sell products based on technologies similar or equivalent to those currently covered by the Company's patents. In addition, a patent developed at the Massachusetts Institute of Technology ("MIT") (U.S. Patent No. 4,405,829) and licensed to RSA (the "RSA/MIT Patent"), the claims of which cover significant elements of RSA's products, will expire on September 20, 2000, which may enable competitors to thereafter market competing products which previously would have infringed the RSA/MIT Patent. In addition, two U.S. Patents (Nos. 4,200,770 and 4,218,582) covering encryption technology developed by Stanford University (the "Stanford Patents"), which have been licensed to RSA, expired in 1997. As a result of the expiration of the Stanford Patents, competitors may develop and sell products based on technologies covered by such patents, including products that may be positioned as competitive with products covered by the RSA/MIT Patent, thereby adversely impacting sales of RSA's products. There can be no assurance that any patent owned or held by the Company or its licensors will not be invalidated, circumvented, challenged or terminated, that any of the Company's pending or future patent applications will be within the scope of claims sought by the Company, if at all, or that the steps taken by the Company to protect its rights will be adequate to prevent misappropriation of the Company's technology or to preclude competitors from developing products with features similar to the Company's products. Further, there can be no assurance that others will not develop technologies that are similar or superior to the Company's technologies or duplicate the Company's technologies. In addition, the laws of certain countries in which the Company's products are or may be developed or sold may not protect the Company's products and intellectual property rights to the same extent as the laws of the United States. The inability of the Company to protect its intellectual property adequately could have a material adverse effect on its financial condition and results of operations.


         The Company has from time to time received correspondence alleging that its products may infringe patents held by third parties. The Company is not presently aware of any claims that its products infringe third-party rights, and the Company believes that its products and other proprietary rights do not infringe the proprietary rights of third parties. There can be no assurance, however, that third parties will not assert infringement claims against the Company in the future. The encryption industry is highly litigious, and RSA is and has been involved in litigation relating to its intellectual property rights and those of its competitors. Any litigation, whether or not resolved in favor of the Company, could result in significant expense to the Company and could divert management and other resources. In the event of an adverse ruling in any litigation involving intellectual property, the Company might be required to discontinue the use of certain processes, cease the manufacture, use and sale of infringing products, expend significant resources to develop non-infringing technology or obtain licenses to the infringing technology and may suffer significant monetary damages, which could include treble damages. There can be no assurance that under such circumstances a license would be available to the Company on reasonable terms or at all. In the event of a successful claim against the Company and the Company's failure to develop or license a substitute technology on commercially reasonable terms, the Company's financial condition and results of operations would be materially adversely affected.

         Dependence on Suppliers and Third-Party Manufacturers. Although the Company generally uses standard parts and components for its products, certain components are currently available only from a single source or from limited sources. For example, the microprocessor chips contained in the Company's SecurID tokens are currently purchased only from Sanyo Electric Co., Ltd., a Japanese computer chip manufacturer, the lithium batteries contained in the Company's SecurID tokens are purchased from one supplier located in the United States, Gould Electronics, and the Company's SecurID Key Fob is manufactured only by Pemstar, Inc., an assembly subcontractor located in the United States. The inability to obtain sufficient manufactured goods or sole or limited source components as required, or to obtain or develop alternative sources at competitive prices and quality if and as required in the future, could result in delays in product shipments or increase the Company's material costs, either of which would adversely affect the Company's financial condition or results of operations.

         The relational database management software contained in the Company's ACE/Server software is licensed by the Company from Progress Software Corporation ("Progress Software"). The Company relies on Progress Software for ongoing maintenance and support for such licensed software.

         Need to Establish and Maintain Strategic Relationships. A significant business strategy of the Company is to enter into strategic marketing alliances or other similar collaborative relationships. There can be no assurance that the Company's existing strategic relationships will be commercially successful, that the Company will be able to negotiate additional strategic relationships, that such additional relationships will be available to the Company on acceptable terms or that any such relationships, if established, will be commercially successful. In addition, there can be no assurance that parties with whom the Company has established strategic relationships will not pursue alternative technologies or develop alternative products in addition to or in lieu of the Company's products either on their own or in collaboration with others, including the Company's competitors. The Company's financial condition or results of operations may also be affected by the success of its collaborators in marketing any successfully developed products.

         Competition. The market for enterprise network and data security products is highly competitive and subject to rapid change. The Company believes that the principal competitive factors affecting the market for enterprise network and data security products include technical features, ease of use, quality/reliability, level of security, customer service and support, distribution channels and price. The Company's competitors and potential competitors include organizations that provide or may seek to provide enterprise network and data security products based upon approaches similar to and different from those employed by the Company, and could in the future include operating system or network suppliers not currently offering competitive enterprise-wide security products. There can be no assurance that the market for enterprise network and data security products will not ultimately be dominated by approaches other than the approach marketed by the Company.

         Certain of the Company's potential competitors have significantly greater financial, marketing, technical and other competitive resources than the Company. As a result, they may be able to leverage an installed customer base and/or other existing or future enterprise-wide products, adapt more quickly to new or emerging technologies and changes in customer requirements, or devote greater resources to the promotion and sale of their products than can the Company. Competition could increase if new companies enter the market or if existing competitors expand their product lines. Any reduction in gross margins resulting from competitive factors could have a material adverse effect on the Company's financial condition or results of operations. Although the Company believes it has certain technological and other advantages over its competitors, maintaining such advantages will require continued investment by the Company in research and development and sales and marketing. There can be no assurance that the Company will have sufficient resources to make such investments or that the Company will be able to make the technological advances necessary to maintain such competitive advantages. In addition, current and potential competitors have established or may in the future establish collaborative relationships among themselves or with third parties, including third parties with whom the Company has strategic relationships, to increase the ability of their products to address the security needs of the Company's prospective customers. Accordingly, it is possible that new competitors or alliances may emerge and rapidly acquire significant market share. If this were to occur, the financial condition and results of operations of the Company would be materially adversely affected.

         Dependence on Key Personnel. The Company's success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company believes that its future success will depend in part on its ability to attract, motivate and retain highly skilled technical, managerial and marketing personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting, motivating and retaining key personnel.


         Risks Associated with International Sales. Sales outside the United States accounted for approximately 27.3%, 24.2% and 28.9% of the Company's revenue in the years ended December 31, 1994, 1995 and 1996, respectively. While the Company believes its current products are designed to meet the regulatory standards of foreign markets, any inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's financial condition or results of operations. In addition, the Company's international business may be subject to a variety of risks, including delays in establishing international distribution channels, difficulties in collecting international accounts receivable, and increased costs associated with maintaining international marketing efforts. The Company's direct sales in Canada, the United Kingdom, France, Germany, Norway, Sweden and Japan are denominated in the local currency, and the Company is subject to the risks associated with fluctuations in currency exchange rates. A decrease in the value of any of these foreign currencies relative to the U.S. dollar could affect the profitability in U.S. dollars of the Company's products sold in these markets. In addition, the Company is subject to the usual risks of doing business abroad, including increases in duty rates, the introduction of non-tariff barriers and difficulties in enforcement of intellectual property rights.



         Industry Regulation. All of the Company's products are subject to export controls under U.S. law and applicable foreign government restrictions. The Company believes it has obtained necessary export approvals for the export of the products it currently exports. There can be no assurance, however, that the list of products and countries for which export approval is required, and the regulatory policies with respect thereto, will not be revised from time to time or that the Company will be able to obtain necessary regulatory approvals for the export of future products. The inability of the Company to obtain required approvals under these regulations could adversely affect the ability of the Company to make international sales.



         Exports of RSA's encryption products, or third-party products bundled with the encryption technology of RSA, are expected to continue to be restricted by the U.S. and various foreign governments. All cryptographic products require export licenses from either the U.S. State Department, acting under the authority of the International Traffic in Arms Regulation, or the U.S. Commerce Department, acting under the authority of the Export Administration Regulations. Regulations issued by these departments define cryptographic devices, including software, as both defense articles and dual-use commodities. The U.S. government generally limits the export of software with encryption capabilities to mass marketed software with limited key sizes, which significantly constrains the security effectiveness of RSA products available for export. As a result, RSA may be at a disadvantage in competing for international sales compared to companies located outside the United States that are not subject to such restrictions.



         The Director of the U.S. Federal Bureau of Investigation has asked Congress to enact legislation that would require manufacturers of encryption products to incorporate key escrow and recovery capabilities into their products for both domestic and international use, thereby allowing law enforcement officials to gain access to decryption keys for the purposes of decoding messages relating to illegal activities, subject to constitutional due process safeguards. There can be no assurance that this or other similar measures will not in the future become law in the United States or other countries, and the Company cannot predict what effect any such law would have on its domestic or international competitive position or on its results of operations.


         Third-Party Claims. Customers rely on the Company's information security products for critical electronic security applications. Failure of the Company's products to work as designed could result in tort or warranty claims. Although the Company attempts to reduce the risk of losses resulting from such claims through warranty disclaimers and liability limitation clauses in its sales agreements, there can be no assurance that such measures will be effective in limiting the Company's liability. Any liability for damages resulting from any such failure could be substantial and could have a material adverse effect on the Company's business and results of operations.

         Possible Volatility of Share Price. The market price of the Company's Common Stock, which is traded on the Nasdaq National Market, may be subject to significant fluctuations in response to operating results, announcements of technological innovations or new products by the Company or its competitors, patent or proprietary rights developments and market conditions for computer industry stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock. The trading prices of many high technology companies' stocks are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of the Common Stock will remain at or near its current level.

         Dividends. No cash dividends have been paid on the Common Stock to date and the Company does not anticipate paying cash dividends in the foreseeable future.

         Antitakeover Provisions. The Company's Third Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), requires that any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of stockholders and may not be effected by any consent in writing, and requires reasonable advance notice by a stockholder of a proposal or director nomination which such stockholder desires to present at any annual or special meeting of stockholders. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or, if none, the President of the Company or by the Board of Directors. The Restated Certificate of Incorporation provides for a classified Board of Directors, and members of the Board of Directors may be removed only for cause upon the affirmative vote of holders of at least two-thirds of the shares of capital stock of the Company entitled to vote. These provisions, and other provisions of the Restated Certificate of Incorporation, may have the effect of deterring hostile takeovers or delaying or preventing changes in control or management of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. In addition, these provisions may limit the ability of stockholders to approve transactions that they may deem to be in their best interests.

                                   THE COMPANY


           The Company is the leading provider of enterprise network and data security solutions. The Company's products help organizations conduct business securely, protect corporate information assets and facilitate business-to-business and business-to-consumer electronic commerce. Historically, the Company has delivered security solutions that provide secure remote access to corporate networks. Through its ESS framework, partnerships and acquisitions, the Company intends to expand its addressable market by delivering solutions that provide secure access to information wherever it resides in an enterprise.

           The Company has built its business through the development and delivery of security solutions, partnerships with leading industry vendors and acquisitions of companies delivering complementary technologies and products. In July 1996, the Company acquired RSA, a leading provider of cryptographic technology, and in July 1997, the Company acquired DynaSoft, a leading security company providing solutions for secure access to information. Through the combination of SDI, RSA and DynaSoft, the Company believes that it is well positioned to take advantage of the range of opportunities in the market for enterprise network security products.

           The Company's products include: (i) its remote access security solution, including SecurID "tokens" and ACE/Server software, which authenticates the identity of users accessing networked or stand-alone computer resources, (ii) RSA encryption products used to implement cryptographic data security applications for assuring the confidentially and integrity of user's data and (iii) the BoKS product family, which provides a broad range of security solutions for accessing applications and information.

           SDI is a world leader in user identification and authentication, having sold more than two million SecurID tokens to over 2,000 customers worldwide. SDI's customers include Fortune 500 companies and financial institutions as well as academic institutions, research laboratories, hospitals and federal, state and foreign government organizations. SDI's products are sold or licensed primarily through its direct sales force, which is supported by a number of strategic marketing relationships, as well as through value added resellers and dealers. A significant portion of the Company's revenue has historically been attributable to follow-on sales to existing customers, either to support additional users or platforms or to replace SecurID tokens at the expiration of their programmed lives.


           Through its wholly owned subsidiary, RSA, the Company also develops, markets and supports cryptographic data security products and related consulting services. RSA is the leading brand name for cryptography, with millions of copies of RSA encryption and data authentication technologies installed and in use worldwide. RSA's encryption engines and other software products are used to implement cryptographic data security applications targeted at secure electronic commerce, secure electronic mail, communications privacy, client/server data security, smart cards and other key information technologies. RSA licenses its encryption engine products to OEMs which incorporate RSA encryption technology into their products, and also licenses its products directly to certain customers that incorporate RSA products and technologies into their business, financial and electronic commerce networks. RSA's encryption technology is embedded in current versions of Microsoft Corporation Windows NT, Netscape Communications Corporation Navigator, Quicken by Intuit, Inc., Lotus Development Corporation Notes and numerous other products. RSA technologies are part of existing and proposed standards for the Internet and World Wide Web, CCITT, ISO, ANSI and IEEE.



           DynaSoft is a leading provider of security solutions for protecting access to corporate information and applications. Based in Stockholm, Sweden, DynaSoft offers a broad range of security solutions through its flagship product family, BoKS, and sells through direct and indirect distribution channels, as well as through its licensing agreements with Sun Microsystems, Inc. and Hewlett-Packard Company. The Company plans to integrate the technologies, products and staff of SDI and DynaSoft, rather than operate DynaSoft as a separate division.


           The Company is a Delaware corporation. The Company's principal executive offices are located at 20 Crosby Drive, Bedford, Massachusetts, 01730 and its telephone number is (781) 687-7000. As used herein, the term the "Company" includes Security Dynamics Technologies, Inc. and its subsidiaries.

                                  RECENT EVENTS

DynaSoft Acquisition

           On July 15, 1997 (the "Effective Date"), the Company acquired DynaSoft pursuant to Stock Purchase Agreements, dated as of July 12 and 15, 1997 (the "Stock Purchase Agreements"), by and among the Company, DynaSoft and the stockholders of DynaSoft.


           Pursuant to the Stock Purchase Agreements, the Company issued or reserved for issuance approximately 2.7 million shares of the Company's Common Stock in exchange for approximately 95% of the outstanding shares and certain of the outstanding options to acquire shares of DynaSoft. The Company also paid approximately $6 million in cash to certain stockholders of DynaSoft in exchange for the remaining outstanding shares and options. The transaction has been accounted for as a pooling of interests in the Company's historical consolidated financial statements. The Company used authorized, but previously unissued, shares of Common Stock in the DynaSoft Acquisition. The number of shares of the Company's Common Stock issued in exchange for DynaSoft's shares was determined in an "arm's length" negotiation and the transaction was unanimously approved by the Boards of Directors of the Company and DynaSoft.



           In connection with the Stock Purchase Agreements, the Company and the Selling Stockholders entered into a Registration Rights Agreement, dated as of July 15, 1997, pursuant to which the Company agreed to file a Registration Statement on Form S-3, on or prior to the 40th day following the Effective Date, for the purpose of registering the Shares under the Securities Act.



           In addition, the Company, certain stockholders of DynaSoft, the representative of such DynaSoft stockholders and State Street Bank and Trust Company, as escrow agent, entered into an Escrow Agreement, dated as of July 15, 1997, providing, among other things, that 10% of the shares of the Company's Common Stock received by such DynaSoft stockholders pursuant to the Stock Purchase Agreements will be held in escrow to reimburse the Company in connection with breaches of representations, warranties or covenants made by such DynaSoft stockholders in the Stock Purchase Agreements.


Security Dynamics Technologies, Inc. Public Offering


           On October 21, 1997, the Company closed an underwritten public offering (the "Underwritten Offering") of 3,000,000 shares of Common Stock pursuant to a Registration Statement on Form S-3 (File No. 333-35035). Of these shares, 1,176,000 shares were issued and sold by the Company and 1,824,000 shares were sold by certain stockholders of the Company, including 109,006 shares sold by Khris Loux, 102,000 shares sold by Peter C. Loux and 7,200 sold by The Peter C. Loux Charitable Remainder Unitrust. On October 24, 1997, the Company issued and sold an additional 450,000 shares of Common Stock in connection with the closing of the over-allotment option granted by the Company to the underwriters of the Underwritten Offering.

                USE OF PROCEEDS

      The Company will not receive any proceeds from the sale of Common Stock by the Selling Stockholders.


              THE SELLING STOCKHOLDERS


      The Selling Stockholders acquired the Shares from the Company on the Effective Date in connection with the DynaSoft Acquisition.



      Khris Loux has served as Vice President of Sales and Marketing of Securix, Inc., a California corporation and wholly owned subsidiary of DynaSoft ("Securix"), since July 1993. He served on the Board of Directors of Securix from July 1993 until its acquisition by the Company in July 1997. Khris Loux also served on the Board of Directors of DynaSoft from July 1996 until its acquisition by the Company in July 1997. Since July 1997, Khris Loux has served as Vice President, Corporate Development of the Company. Khris Loux is the nephew of Peter C. Loux.



      Peter C. Loux served as the Chairman of the Board and Chief
Executive Officer of Securix from July 1993 until its acquisition by the Company in July 1997. From July 1993 to August 1996, Peter C. Loux also served as President of Securix. He also served on the Board of Directors of DynaSoft from July 1996 until its acquisition by the Company in July 1997. He currently serves as a consultant to the Company. Peter C. Loux is the uncle of Khris Loux.



      The following table sets forth the name and the number of shares of Common Stock beneficially owned by each of the Selling Stockholders as of (i) the Effective Date and (ii) November 30, 1997, all of which shares are offered hereby by each of the respective Selling Stockholders. If all of the Shares offered hereby are sold as described herein, each of the Selling Stockholders will beneficially own no shares of Common Stock after completion of the offering. See "Recent Events--Security Dynamics Technologies, Inc. Public Offering."





                                       Number of Shares of Common Stock      Number of Shares of Common Stock
    Name of                                  Beneficially Owned                     Beneficially Owned
 Selling Stockholder                        Prior to Offering(1)                as of November 30, 1997(1)
 ---------------------------           --------------------------------      --------------------------------
Khris Loux                                         198,194                              89,188

Peter C. Loux                                      137,150                              30,850

The Peter C. Loux Charitable                        61,043                              51,543
Remainder Unitrust(2)


--------------------


(1) The number of shares beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days after the Effective Date or November 30, 1997, as the case may be, through the exercise of any stock option or other right. The inclusion herein of such shares, however, does not constitute an admission that such Selling Stockholder is a direct or indirect beneficial owner of such shares. Each Selling Stockholder has sole voting power and investment power with respect to all shares of capital stock listed as owned by such Selling Stockholder.


(2) Peter C. Loux is the sole trustee of The Peter C. Loux Charitable Remainder Unitrust.

                              PLAN OF DISTRIBUTION

           The Selling Stockholders have advised the Company that the Shares covered hereby may be offered and sold by the Selling Stockholders, or by pledgees, donees, transferees or other successors in interest, in private or public transactions, in transactions involving principals, in transactions involving brokers, or by any other lawful methods. Sales through brokers may be made by any method of trading authorized by any stock exchange or market on which the Shares may be listed, including block trading in negotiated transactions. Without limiting the foregoing, such brokers may act as dealers by purchasing any or all of the Shares covered by this Prospectus, either as agents for others or as principals for their own accounts, and reselling such Shares pursuant to this Prospectus. Sales of Shares are, in general, expected to be made at the market price prevailing at the time of each such sale; however, prices in negotiated transactions may differ considerably. The Selling Stockholders may also offer to sell and sell the Shares in options transactions. Each of the Selling Stockholders has advised the Company that he or it does not anticipate paying any consideration other than usual and customary broker's commissions in connection with sales of the Shares. Each of the Selling Stockholders is acting independently of the Company in making decisions with respect to the timing, manner and size of each sale. In addition, any Shares covered by this Prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this Prospectus.

           In offering the Shares covered by this Prospectus, each of the Selling Stockholders and any broker-dealers who execute sales for such Selling Stockholder may be considered to be "underwriters" within the meaning of the Securities Act, and any profits realized by such Selling Stockholder and the compensation of such broker-dealers may be deemed to be underwriting discounts and commissions.

           The Company has agreed to indemnify in certain circumstances each of the Selling Stockholders and any underwriter and certain control and other persons related to the foregoing persons against certain liabilities, including liabilities under the Securities Act. Each of the Selling Stockholders has agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

           The Company has agreed with each of the Selling Stockholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) such time as all of the Shares have been sold by the Selling Stockholders, or (ii) July 15, 1998. The Company intends to deregister any of the Shares not sold by the Selling Stockholders at the end of such period.


           In connection with the Underwritten Offering, each of the Selling Stockholders has agreed, subject to certain exceptions, not to, directly or indirectly, offer, sell, pledge, contract to sell, grant any option to purchase or otherwise dispose of (i) any shares of Common Stock beneficially owned by them prior to December 4, 1997, (ii) no more than 20% of the shares of Common Stock beneficially owned by them on or after December 4, 1997, but prior to December 24, 1997 and (iii) no more than 40% of the shares of Common Stock beneficially owned by them on or after December 24, 1997, but prior to January 13, 1998.

                                  LEGAL MATTERS

           The validity of the shares offered hereby will be passed upon for the Company by Hale and Dorr LLP, Boston, Massachusetts.


                                     EXPERTS


           The consolidated financial statements of the Company as of December 31, 1995 and 1996 and for each of the three years in the period ended December 31, 1996 incorporated in this prospectus by reference from the Company's Current Report on Form 8-K dated December 16, 1997, except as they relate to the consolidated financial statements of RSA as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report dated November 14, 1997 (which expresses an unqualified opinion and includes explanatory paragraphs relating to the restatement of the historical consolidated financial statements for a pooling of interests and a change in the Company's method of accounting for option grants requiring stockholder approval in 1996) which is incorporated herein by reference, and has been so incorporated in reliance upon the report of Deloitte & Touche LLP given upon their authority as experts in accounting and auditing. The consolidated financial statements of RSA as of December 31, 1995 and for each of the two years in the period ended December 31, 1995, (not presented separately herein) have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included in the Company's Current Report (Form 8-K) dated December 16, 1997 and incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

================================================================================

           NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING STOCKHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                                 ---------------


                                TABLE OF CONTENTS
                                                                            PAGE
Available Information................................                         2
Incorporation of Certain Documents
    By Reference.....................................                         2
Special Note Regarding
  Forward-Looking Information........................                         3
Risk Factors.........................................                         4
The Company..........................................                        11
Recent Events........................................                        12
Use of Proceeds......................................                        12
The Selling Stockholders.............................                        13
Plan of Distribution.................................                        14
Legal Matters........................................                        15
Experts..............................................                        15


================================================================================

                                SECURITY DYNAMICS
                               TECHNOLOGIES, INC.


                                 396,387 SHARES



                                  COMMON STOCK



                                 --------------

                                   PROSPECTUS

                                 --------------








                               December ___, 1997






================================================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

           The following table sets forth the various expenses to be incurred in connection with the sale and distribution of the securities being registered hereby, all of which will be borne by the Registrant. All amounts shown are estimates except for the Securities and Exchange Commission registration fee.

           SEC Registration Fee...................................  $  4,429.33
           Blue Sky Fees and Expenses.............................           --
           Accounting Fees and Expenses...........................   150,000.00
           Legal Fees and Expenses................................    15,000.00
           Miscellaneous..........................................     5,570.67
                                                                    -----------
                Total.............................................  $175,000.00
                                                                    ===========

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Article EIGHTH of the Registrant's Third Restated Certificate of Incorporation, as amended (the "Restated Certificate of Incorporation"), provides that no director of the Registrant shall be personally liable for any monetary damages for any breach of fiduciary duty as a director, except to the extent that the Delaware General Corporation Law prohibits the elimination or limitation of liability of directors for breach of fiduciary duty.

         Article NINTH of the Registrant's Restated Certificate of Incorporation provides that a director or officer of the Registrant (a) shall be indemnified by the Registrant against all expenses (including attorneys' fees), judgments, fines and amounts paid in settlement incurred in connection with any litigation or other legal proceeding (other than an action by or in the right of the Registrant) brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful and (b) shall be indemnified by the Registrant against all expenses (including attorneys' fees) and amounts paid in settlement incurred in connection with any action by or in the right of the Registrant brought against him by virtue of his position as a director or officer of the Registrant if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Registrant, except that no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the Registrant, unless a court determines that, despite such adjudication but in view of all of the circumstances, he is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that a director or officer has been successful, on the merits or otherwise, including, without limitation, the dismissal of an action without prejudice, he is required to be indemnified by the Registrant against all expenses (including attorneys' fees) incurred in connection therewith. Expenses shall be advanced to a director or officer at his request, provided that he undertakes to repay the amount advanced if it is ultimately determined that he is not entitled to indemnification for such expenses.

         Indemnification is required to be made unless the Registrant determines that the applicable standard of conduct required for indemnification has not been met. In the event of a determination by the Registrant that the director or officer did not meet the applicable standard of conduct required for indemnification, or if the Registrant fails to make an indemnification payment within 60 days after such payment is claimed by such person, such person is permitted to petition the court to make an independent determination as to whether such person is entitled to indemnification. As a condition precedent to the right of indemnification, the director or officer must give the Registrant notice of the action for which indemnity is sought and the Registrant has the right to participate in such action or assume the defense thereof.

         Article NINTH of the Registrant's Restated Certificate of Incorporation further provides that the indemnification provided therein is not exclusive, and provides that in the event that the Delaware General Corporation Law is amended to expand the indemnification permitted to directors or officers the Registrant must indemnify those persons to the fullest extent permitted by such law as so amended.

         Section 145 of the Delaware General Corporation Law provides that a corporation has the power to indemnify a director, officer, employee or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against amounts paid and expenses incurred in connection with an action or proceeding to which he is or is threatened to be made a party by reason of such position, if such person shall have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal proceeding, if such person had no reasonable cause to believe his conduct was unlawful; provided that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the adjudicating court determines that such indemnification is proper under the circumstances.


ITEM 16.  EXHIBITS

        EXHIBIT
          NO.                           DESCRIPTION


         *4.1 Specimen Certificate for shares of Common Stock, $.01 par value per share, of the Registrant.

         ** 5 Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered.

       **23.1          Consent of Hale and Dorr LLP (included in Exhibit 5).

         23.2          Consent of Deloitte & Touche LLP, independent auditors.

         23.3          Consent of Ernst & Young LLP, independent auditors.

         **24          Powers of Attorney (included on page II-5).



---------------------

* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-85606).

**       Previously filed.

ITEM 17.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the Registration Statement; and

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to
Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

         (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


           Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Post-Effective Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bedford, Commonwealth of Massachusetts, on this 16th day of December, 1997.




                                   SECURITY DYNAMICS TECHNOLOGIES, INC.

                                   By: /s/ Charles R. Stuckey, Jr.
                                      ---------------------------------------
                                             Charles R. Stuckey, Jr.
                                             Chairman of the Board, President
                                             and Chief Executive Officer

           Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons in the capacities indicated on December 16, 1997.



       SIGNATURE                              TITLE

/s/ Charles R. Stuckey, Jr.      Chairman of the Board,
---------------------------      President and  Chief
Charles R. Stuckey, Jr.          Executive  Officer
                                 (Principal Executive
                                 Officer)

/s/ Marian G. O'Leary            Senior Vice President,
---------------------------      Finance, Chief Financial
 Marian G. O'Leary               Officer and Treasurer
                                 (Principal Financial and
                                 Accounting Officer)


        *                        Director
---------------------------
D. James Bidzos


                                 Director
---------------------------
Richard L. Earnest


        *                        Director
---------------------------
Joseph B. Lassiter, III


        *                        Director
---------------------------
George M. Middlemas


        *                        Director
---------------------------
Sanford M. Sherizen


                                 Director
---------------------------
James K. Sims


* By: /s/ Charles R. Stuckey, Jr.
      -----------------------------
      Charles R. Stuckey, Jr.
      Attorney-in-Fact


                                       EXHIBIT INDEX

        EXHIBIT
          NO.                           DESCRIPTION


         *4.1 Specimen Certificate for shares of Common Stock, $.01 par value per share, of the Registrant.

         ** 5 Opinion of Hale and Dorr LLP with respect to the validity of the securities being offered.

       **23.1          Consent of Hale and Dorr LLP (included in Exhibit 5).

         23.2          Consent of Deloitte & Touche LLP, independent auditors.

         23.3          Consent of Ernst & Young LLP, independent auditors.

         **24          Powers of Attorney (included on page II-5).




---------------------

* Incorporated herein by reference to the Registrant's Registration Statement on Form S-1 (File No. 33-85606).

**       Previously filed.